AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 (this “Amendment”), dated as of November 23, 2009, to the Agreement and Plan of Merger (the “Agreement”), dated as of October 21, 2009, by and among GenNx360 GVI Holding, Inc. (“Parent”), GenNx360 GVI Acquisition Corp. (“Merger Sub”) and GVI Security Solutions, Inc. (the “Company”).  Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to Section 8.4 of the Agreement, the Agreement may be amended by written agreement of the parties thereto; and

WHEREAS, the signatories hereto, consisting of Parent, Merger Sub and the Company, being all of the parties to the Agreement, desire to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and of the covenants and provisions contained herein and in the Agreement, the parties hereby agree as follows:

1.           Amendment of Offer Price.  The second WHEREAS clause of the Recitals, which sets forth the Offer Price, is hereby deleted in its entirety and replaced with the following:

“WHEREAS, in furtherance of such acquisition, Parent has agreed to cause Merger Sub to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all the shares of common stock, par value $0.001 per share, of the Company (each a “Share” and collectively, the “Shares”) at a price per Share of $0.3875 (such amount, or any other amount per Share paid pursuant to the Offer and this Agreement, the “Offer Price”), net to the seller in cash, without interest subject to any withholding Taxes required by applicable Law, on the terms and subject to the conditions set forth in this Agreement;”

2.           Amendment of Section 8.3(b).  Section 8.3(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(b)           If this Agreement is terminated pursuant to Section 8.1(d)(i) or Section 8.1(e)(i), the Company shall promptly, but in no event later than one business day after termination of this Agreement, pay Parent or its designated affiliate a fee in immediately available funds of four hundred fifty thousand dollars ($450,000).”

3.           Conflict.  In the event of any conflict between this Amendment and the Agreement, the terms of this Amendment shall prevail.

4.           References to the Agreement.  From and after the date hereof, all references to the Agreement contained in the Agreement, the Offer Documents, the Information Statement, the Proxy Statement and each other agreement entered into in connection therewith shall be deemed to be references to the Agreement after giving effect to this Amendment.

5.           No other Amendments.  The parties hereby acknowledge and agree that this Amendment constitutes an amendment to the Agreement in accordance with Section 8.4 thereof.  Except as specifically amended by this Amendment, all other terms and provisions of the Agreement shall remain in full force and effect in accordance with its terms and nothing contained herein shall be deemed: (i) to be a waiver, amendment, modification or other change of any term, condition or provision of the Agreement or any agreement entered into in connection therewith (or a consent to any such waiver, amendment, modification or other change), (ii) to be a consent to any transaction, or (iii) to prejudice any right or rights which Parent, Merger Sub or the Company may have under the Agreement and/or any agreement entered into in connection therewith.

6.           Further Assurances.  The parties shall do such further acts and things, and execute and deliver such additional conveyances, assignments, agreements and instruments, as may be reasonably requested in connection with the administration and enforcement of this Amendment and to permit the exercise thereof in compliance with any laws.

7.           Notices.  All notices, demands and requests of any kind to be delivered to any party in connection with this Amendment shall be delivered in accordance with the notice provisions contained in the Agreement.

8.           Captions.  The captions of the Sections of this Amendment are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any Section hereof.

9.           Counterparts.  This Amendment may be executed and delivered by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or other electronic transmission, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

10.           Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

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IN WITNESS WHEREOF, the parties have hereunto caused this Amendment to be executed as of the date set forth above.

Parent:

GENNX360 GVI HOLDING INC.

By:	/s/ Matthew Guenther
Name:	Matthew Guenther
Title:	Vice President

Merger Sub:

GENNX360 GVI ACQUISITION CORP.

By:	/s/ Matthew Guenther
Name:	Matthew Guenther
Title:	Vice President

Company

GVI SECURITY SOLUTIONS, INC.

By:	/s/ Steven E. Walin
Name:	Steven E. Walin
Title:	Chief Executive Officer